August 15, 2007

Hammonds Industries, Inc.

601 Cien Street Suite 235

Kemah, Texas 77565-3077

Attention: Chief Executive Officer

RE: Letter Loan Agreement

Ladies and Gentlemen:

Loan. This letter when fully executed will constitute a loan agreement (the "Agreement") between Hammonds Industries, Inc., a Nevada corporation (the "Borrower"), and the Lender listed on Exhibit A attached hereto (the "Lender"), pursuant to which the Lender, on the terms and conditions provided herein, shall agree to make a loan to or for the benefit of the Borrower hereunder in the principal amount of One Million Dollars ($1,000,000.00) (the "Loan"). The day on which the Lender makes the Loan is referred to herein as the "Closing Date." The Lender’s obligation to make the Loan is subject to the Borrower's fulfillment of each of the applicable conditions set forth in Section 4 hereof.

Loan Documents.

Notes. The Loan shall be evidenced by a promissory note issued to the Lender in the form attached hereto as Exhibit B (together with any replacements and substitutes therefor, the "Note"). The principal amount of the Loan and interest thereon shall be payable as set forth more particularly therein.

This Agreement, the Note and each other document which evidences and/or secures the Loan are hereinafter collectively referred to as the "Loan Documents."

Term and Termination. Subject to Section 6 hereof, the aggregate principal amount of the outstanding Note and all accrued and unpaid interest thereon and other sums owing hereunder and thereunder shall be due and payable on the earlier (the "Maturity Date") of: (i) September 30, 2007; (ii) the consummation of the Proposed Financing (as defined below); or (iii) the acceleration of the obligations as contemplated by this Agreement. The “Proposed Financing” means the consummation of a private placement of the Borrower’s equity securities, including, without limitation, any restructuring or modification to currently outstanding securities.

Conditions Precedent.

Documents to be Delivered. The obligation of the Lender to make the Loan is subject to the due execution and delivery by the Borrower (or the Borrower causing the due execution and delivery) to the Lender of each of the following (all documents to be in form and substance satisfactory to the Lender and its counsel):

This Agreement, the Notes and each other instrument, agreement and document to be executed and/or delivered pursuant to this Agreement and/or the instruments, agreements and documents referred to in this Agreement.

A certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Borrower, dated as of the Closing Date, authorizing the execution, delivery and performance of the Loan Documents.

Absence of Certain Events. The occurrence of a Material Adverse Effect (as defined below) shall not have occurred or be occurring as of the Closing Date.

Representations, Warranties and Covenants. To induce the Lender to make the Loan, the Borrower hereby represents, warrants and covenants to the Lender as follows:

The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the state of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. The Borrower is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the ability of the Borrower to perform its obligations hereunder or on the business, operations, properties, prospects or financial condition of the Borrower.

Each of the Loan Documents has been duly authorized, validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to perform its obligations hereunder and thereunder.

The execution, delivery and performance of this Agreement and the Loan Documents will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Borrower’s articles of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Borrower, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Borrower or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Borrower is required in connection with the valid execution and delivery of this Agreement or the Loan Documents.

The net proceeds from the sale of the Note hereunder shall be deposited by the Borrower in a separate bank account and may only be withdrawn from such account with the approval of Carl Hammonds. In addition, the net proceeds from the sale of the Note hereunder shall be used by the Company solely for the purchase of capital equipment and inventory.

All representations, warranties and covenants made by the Borrower under or in connection with this Agreement shall survive the making of the Loan and issuance and delivery of the Note to the Lender, notwithstanding any investigation made by the Lender or on the Lender’s behalf.

Events of Default; Remedies. Upon the occurrence of any of the following (each, an "Event of Default"):

the Borrower shall fail to make the payment of any amount of any principal outstanding after the date such payment shall become due and payable hereunder; or

the Borrower shall fail to make any payment of interest after the date such interest shall become due and payable hereunder; or

any representation, warranty, covenant or certification made by the Borrower herein, in the Notes or in any other Loan Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

the Borrower or any of its subsidiaries shall (i) default in any payment of any amount or amounts of principal of or interest on any indebtedness for borrowed money (the "Indebtedness") (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness of all such persons is in excess of $100,000, whether such Indebtedness now exists or shall hereinafter be created, and such default entitles the holder thereof to declare such indebtedness to be due and payable, and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in excess of $100,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

A judgment or order for the payment of money shall be rendered against the Borrower or any subsidiary in excess of $100,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of thirty (30) consecutive days following entry of the judgment or order in excess of $100,000 or the judgment or order which causes the aggregate amount described above to exceed $100,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

a proceeding or case shall be commenced in respect of the Borrower or any of it’s subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) consecutive days; or

The occurrence of any event which has a Material Adverse Effect.

THEN, the Lender may, at its election and without demand or notice of any kind, which are hereby waived, declare the unpaid balance of the Note, and accrued interest thereon, immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by this Agreement, the Notes and the other Loan Documents or otherwise at law or in equity.

Miscellaneous.

The representations and warranties of the Borrower contained herein shall survive the making of the Loan and shall remain effective until all indebtedness contemplated hereby shall have been paid by the Borrower in full.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Each of the Borrower and the Lender (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Borrower and the Lender consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 7(j) below and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7(c) shall affect or limit any right to serve process in any other manner permitted by law.

Any forbearance, failure, or delay by the Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of the Lender’s rights, powers, and remedies shall continue in full force and effect until specifically waived in writing by the Lender.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

The Borrower shall reimburse the Lender, on demand, for all reasonable fees and costs incurred by the Lender (including reasonable fees and costs of the Lender’s counsel) in connection with the enforcement of the Lender’s rights and remedies thereunder.

This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

Any notices, demands or waivers required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, or by facsimile (if received during normal business hours), in each case to the address of the party to receive such notice, demand or waiver as set forth below:

If to the Borrower:

Hammonds Industries, Inc.

601 Cien Street Suite 235

Kemah, Texas 77565-3077

Attention: Chief Executive Officer

Tel. No.: (281) 334-9479

Fax No.: (281) 334-9508

with a copy to:

Office of Richard Rubin
115 East 57th Street, Suite 1118
New York, New York 10022

Attention: Richard Rubin

Tel. No.: (646) 202-9680

Fax No.: (646) 202-9681

If to the Lender:

At the address of the Lender set forth on Exhibit A to this Agreement.

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Christopher S. Auguste

Tel No.: (212) 715-9100

Fax No.: (212) 715-8000

Each party shall provide notice to the other party of any change in address, such notice to become effective upon receipt.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lender. Notwithstanding the foregoing, the Lender may assign its rights hereunder to any other person or entity without the consent of the Borrower.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

All remedies of the Lender (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefor may occur, and (iv) shall not be construed to be waived or released by the Lender’s delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

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By executing the appropriate signature line below, the Borrower, intending to be legally bound hereby, agrees to the terms and conditions of this Agreement as of the date hereof.

Very truly yours,

VISION OPPORTUNITY MASTER FUND, LTD.

By:

Name:

Title:

HAMMONDS INDUSTRIES, INC.

By:

Name:

Title:

Exhibit A

Lender

Vision Opportunity Master Fund, Ltd

20 W. 55th Street, 5th floor

New York, NY 10019

Fax: 212-867-1416

Attn: Adam Benowitz and Antti Uusiheimala

Exhibit B

Form of Note